EXHIBIT 11

             INTER-REGIONAL FINANCIAL GROUP, INC.
            COMPUTATION OF NET EARNINGS PER SHARE
         (Amounts in thousands, except per share data)
                                       Year ended December 31,
                                     ----------------------------
                                      1994      1993      1992
                                     ----------------------------
PRIMARY EARNINGS PER SHARE:
   Net earnings                      $25,453   $47,649    $34,523
   Preferred stock dividend
    requirement                           __        __         __
                                      ------    ------     ------
Net earnings applicable to
 common stock                        $25,453   $47,649    $34,523
                                      ======    ======     ======
 Average number of common and common
  equivalent  shares outstanding:
  Average common shares
   outstanding                        8,103      8,113      8,302
  Incentive stock options               258        292        217
  Dilutive effect of preferred stock      __        __         55
                                      ------    ------     ------
                                       8,361     8,405      8,574
                                      ======    ======     ======
Primary earnings per share             $3.04     $5.67      $4.03
                                      ======    ======     ======

EARNINGS PER SHARE ASSUMING FULL
  DILUTION:
 Net earnings                        $25,453   $47,649    $34,523
 Interest added back assuming
   conversion of convertible
   subordinated debentures
   (net of tax)                           __        __        531
 Preferred stock dividend requirement     __        __         __
                                      ------    ------     ------
Net earnings for fully diluted
 computation                         $25,453   $47,649    $35,054
                                      ======    ======     ======

Average number of common and common
 equivalent shares outstanding:
 Average common shares outstanding     8,103     8,113      8,302
 Dilutive effect of:
   Incentive stock options               258       354        236
   Preferred stock                        __        __         55
   Convertible subordinated
    debentures                            __        __        368
                                      ------    ------     ------
                                       8,361     8,467      8,961
                                      ======    ======     ======
Fully diluted earnings per share       $3.04     $5.63      $3.91
                                      ======    ======     ======

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